Perma-Fix Extends Shareholder Rights Plan

ATLANTA – May 3, 2019 – Perma-Fix Environmental Services, Inc. (NASDAQ: PESI) today announced that its Board of Directors has unanimously approved the extension of the Company’s Shareholder Rights Agreement (“Rights Agreement”) to May 2, 2021. The Rights Agreement, adopted on May 2, 2018 to implement the Company’s shareholder rights plan, is designed to ensure that all shareholders of the Company receive fair and equal treatment in the event that an unsolicited attempt is made to acquire the Company outside of the process led by the Board of Directors of the Company. The extension was not in response to any acquisition proposal. Except for the extension of the expiration date of the Rights Agreement from May 2, 2019 to May 2, 2021, the other terms and conditions of the Rights Agreement remain unchanged.

Larry M. Shelton, Chairman of the Board of Directors of Perma-Fix, stated, “The Board decided to extend our existing shareholder rights plan to preserve the Company’s ability to implement management’s strategic plan, which we believe will positively impact the financial results of the Company and increase shareholder value. By extending the shareholder rights plan, we are ensuring that all shareholders can equally and fairly participate in the benefits that we believe will be realized upon full implementation of management’s strategic plan.”

The shareholder rights plan is designed to assist the Company’s Board in enabling all of the Company’s shareholders to realize the long-term value of their investment in the Company, in ensuring that all shareholders receive fair and equal treatment in the event of any proposed takeover of the Company and in protecting the Company and its shareholders from abusive takeover tactics.

The full text of the amendment to the shareholder rights plan will be filed on a Current Report on Form 8-K to be filed by the Company with the U.S. Securities and Exchange Commission on May 3, 2019.

About Perma-Fix Environmental Services

Perma-Fix Environmental Services, Inc. is a nuclear services company and leading provider of nuclear and mixed waste management services. The Company’s nuclear waste services include management and treatment of radioactive and mixed waste for hospitals, research labs and institutions, federal agencies, including the Department of Energy (“DOE”), the Department of Defense (“DOD”), and the commercial nuclear industry. The Company’s nuclear services group provides project management, waste management, environmental restoration, decontamination and decommissioning, new build construction, and radiological protection, safety and industrial hygiene capability to our clients. The Company operates three nuclear waste treatment facilities and provides nuclear services at DOE, DOD, and commercial facilities, nationwide.

Please visit us at http://www.perma-fix.com

This press release contains “forward-looking statements” which are based largely on the Company’s expectations and are subject to various business risks and uncertainties, certain of which are beyond the Company’s control. Forward-looking statements generally are identifiable by use of the words such as “believe”, “expects”, “intends”, “anticipate”, “could potentially”, “plans to”, “estimates”, “projects”, and similar expressions. Forward-looking statements include, but are not limited to: benefits of the rights plan; and shareholder benefit. These forward-looking statements are intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. While the Company believes the expectations reflected in this news release are reasonable, it can give no assurance such expectations will prove to be correct. There are a variety of factors which could cause future outcomes to differ materially from those described in this release, including, without limitation, outcome of any litigation; changes in general economic or industry conditions; and the “Risk Factors” discussed in, and referred to in our 2018 Form 10-K. The Company makes no commitment to disclose any revisions to forward-looking statements, or any facts, events or circumstances after the date hereof that bear upon forward-looking statements.

Contacts:

David K. Waldman-US Investor Relations

Crescendo Communications, LLC

(212) 671-1021

Herbert Strauss-European Investor Relations

herbert@eu-ir.com

+43 316 296 316